EXHIBIT 16.1

September 13, 2002

Securities & Exchange Commission
450 5th Street, NW
Washington, D.C. 20549

Dear Sir or Madam:

We have been furnished with a copy of the response to Item 4 of Form 8K for the change in accountants that occurred on August 20, 2002, which will be filed by our former client, Seychelle Environmental Technologies, Inc. (File Number 0-29373). We agree with the statements made in response to that Item insofar as they relate to our firm.

Very truly yours,

/s/ RUSHALL REITAL & RANDALL Rushall Reital & Randall